1 Fiscal 2016 Third Quarter Results Jerry Sheridan President & CEO, AmeriGas

2 This presentation contains certain forward-looking statements that management believes to be reasonable as of today’s date only. Actual results may differ significantly because of risks and uncertainties that are difficult to predict and many of which are beyond management’s control. You should read AmeriGas’s Annual Report on Form 10-K for a more extensive list of factors that could affect results. Among them are adverse weather conditions, cost volatility and availability of propane, increased customer conservation measures, the impact of pending and future legal proceedings, political, regulatory and economic conditions in the United States and in foreign countries, the timing and success of our acquisitions, commercial initiatives and investments to grow our business, and our ability to successfully integrate acquired businesses and achieve anticipated synergies. AmeriGas undertakes no obligation to release revisions to its forward-looking statements to reflect events or circumstances occurring after today. In addition, this presentation uses certain non-GAAP financial measures. Please see the appendix for reconciliations of these measures to the most comparable GAAP financial measure. About This Presentation

3 Third Quarter Recap Jerry Sheridan President & CEO, AmeriGas

4 Third Quarter Recap  Solid margin management, expense control and colder weather contributed to strong results  Weather was 7.5% warmer than normal and 5.5% colder than the prior year  Increased unit margins $0.04 despite 26% increase in propane costs over prior year 1 See appendix for reconciliation of Adjusted EBITDA. $65 $49 $0 $20 $40 $60 $80 $100 Q3-16 Q3-15 Adjusted EBITDA1 $mm

5 Growth Initiatives Cylinder Exchange • 3% increase in cylinders sold, driven by a 14% increase in the month of June Acquisitions • Completed two acquisitions in June and one in July • Have closed six acquisitions year-to-date National Accounts: • Volume increased 6% as it benefited from the cooler weather and account growth

6 Refinancing and Guidance • Completed $1.35 billion refinancing o $675 million matures 2024 o $675 million matures 2026 • Extends our weighted average maturities from 3.8 years to 9 years • Reduces cash interest by $5 million per year • Continue to focus on solid distribution coverage to support annual distribution increases Adjusted EBITDA guidance range remains $575 - $600 million1 1 Due to the forward looking nature of Adjusted EBITDA, we are unable to reconcile this non-GAAP financial measure to the most directly comparable GAAP financial measure. Management is unable to project certain reconciling items, in particular mark-to-market gains (losses), for future periods due to market volatility.

7 Appendix

8 AmeriGas Non-GAAP Financial Measures  Management believes earnings before interest, income taxes, depreciation and amortization (“EBITDA”), as adjusted for the effects of gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have ("Adjusted EBITDA"), is a meaningful non-GAAP financial measure used by investors to (1) compare the Partnership’s operating performance with that of other companies within the propane industry and (2) assess the Partnership’s ability to meet loan covenants. The Partnership’s definition of Adjusted EBITDA may be different from those used by other companies. Management uses Adjusted EBITDA to compare year-over-year profitability of the business without regard to capital structure as well as to compare the relative performance of the Partnership to that of other master limited partnerships without regard to their financing methods, capital structure, income taxes, the effects of gains and losses on commodity derivative instruments not associated with current-period transactions or historical cost basis. In view of the omission of interest, income taxes, depreciation and amortization, gains and losses on commodity derivative instruments not associated with current-period transactions and other gains and losses that competitors do not necessarily have from Adjusted EBITDA, management also assesses the profitability of the business by comparing net income attributable to AmeriGas Partners, L.P. for the relevant years. Management also uses Adjusted EBITDA to assess the Partnership’s profitability because its parent, UGI Corporation, uses the Partnership’s EBITDA, as adjusted to exclude gains and losses on commodity derivative instruments not associated with current-period transactions, to assess the profitability of the Partnership which is one of UGI Corporation’s industry segments. UGI Corporation discloses the Partnership’s EBITDA, as so adjusted, in its disclosure about industry segments as the profitability measure for its domestic propane segment.

9 AmeriGas Adjusted EBITDA EBITDA and Adjusted EBITDA: 2016 2015 Net (loss) income attributable to AmeriGas Partners (33.1)$ (25.6)$ Income tax expense (a) 1.0 0.7 Interest expense 40.8 40.3 Depreciation 35.7 37.4 Amortization 10.7 10.7 EBITDA 55.1 63.5 Subtract net (gains) add net losses on commodity derivative instruments not associated with current- period transactions (27.8) (14.8) Noncontrolling interest in net gains (losses) on commodity derivative instruments not associated with current-period transactions (a) 0.2 0.2 Loss on extinguishments of debt 37.1 - Adjusted EBITDA 64.6$ 48.9$ (a) Includes the impact of rounding. Three Months Ended June 30,

10 Investor Relations: Will Ruthrauff 610-456-6571 ruthrauffw@ugicorp.com